Exhibit 99.1

N E W S B U L L E T I N FROM:	RE:	Headwaters Incorporated 10653 S. River Front Parkway, Suite 300 South Jordan, UT 84095 Phone: (801) 984-9400 NYSE: HW
FOR FURTHER INFORMATION AT THE COMPANY: Sharon Madden Vice President of Investor Relations (801) 984-9400	ANALYST CONTACT: Tricia Ross Financial Profiles (916) 939-7285

FOR IMMEDIATE RELEASE

HEADWATERS INCORPORATED ANNOUNCES THE EXCHANGE OF $49.8 MILLION OF 2014 CONVERTIBLE NOTES FOR 8.75% CONVERTIBLE SENIOR SUBORDINATED NOTES MATURING FEBRUARY 2016

SOUTH JORDAN, UTAH, JUNE 11, 2012 (NYSE: HW) HEADWATERS INCORPORATED, a building products company dedicated to improving lives through innovative advancements in construction materials, today announced completion of a privately negotiated exchange of its 2.50% Convertible Senior Subordinated Notes due 2014 with a face value of $49.8 million, for 8.75% Convertible Senior Subordinated Notes due 2016 with a face value of $49.8 million (the “New Notes”).  In addition, a premium totaling less than $0.6 million was paid in conjunction with the exchange.  In effect, the exchange extends the maturity date of $49.8 million of debt for two years, creating a maturity schedule that corresponds to the generation of free cash flow available for repayments.

The New Notes will accrue interest at a rate of 8.75% per annum, with interest payable in cash semi-annually in arrears on February 1 and August 1 of each year, beginning on August 1, 2012. The maturity date of the New Notes is February 1, 2016.

“We are pleased with the successful effort to exchange nearly $50 million of notes which would otherwise have matured in early calendar 2014, and extend those maturities by two years,” stated Don P. Newman, Headwaters’ Chief Financial Officer.  “The maturity extension reduces Headwaters’ refinancing risk and creates a debt maturity profile that better fits the cash generation profile of the business should recovery in end markets be slow to develop.”

As a result of the above exchange and previously announced redemptions and repurchases of its 16% and 14.75% Convertible Senior Subordinated Notes, Headwaters’ debt structure is now as follows:

Issue	Outstanding Par Value ($ millions)	Maturity Date
7 5/8% Senior Secured Notes	$400.0	April 2019
2.5% Convertible Senior Subordinated Notes	$63.6	February 2014
8.75% Convertible Senior Subordinated Notes	$49.8	February 2016
Asset based loan facility ($70 million limit, with a rate of LIBOR plus 2.75% if drawn)	$0.0	October 2014
Total Gross Debt (par value)	$513.4

“Including the recent redemptions and repayments, Headwaters has retired approximately $30 million of subordinated debt during its fiscal 2012, including over $10 million in the third fiscal quarter,” added Mr. Newman.  “We believe that we have resolved our capital structure issues, and have a structure well matched to our cash flow.”

About Headwaters Incorporated

Headwaters Incorporated is improving lives through innovative advancements in construction materials through application, design, and purpose. Headwaters is a diversified growth company providing products, technologies and services to the heavy construction materials, light building products, and energy technology industries.  Through its coal combustion products, building products, and energy businesses, the Company has been able to improve sustainability by transforming underutilized resources into valuable products.  www.headwaters.com

Forward Looking Statements

Certain statements contained in this press release are forward-looking statements within the meaning of federal securities laws and Headwaters intends that such forward-looking statements be subject to the safe-harbor created thereby.  Forward-looking statements include Headwaters’ expectations as to the managing and marketing of coal combustion products, the production and marketing of building  products, the production and marketing of cleaned coal, the licensing of residue hydrocracking technology and catalyst sales to oil refineries, the availability of refined coal tax credits, the development, commercialization, and financing of new technologies and other strategic business opportunities and acquisitions, and other information about Headwaters.  Such statements that are not purely historical by nature, including those statements regarding Headwaters’ future business plans, the operation of facilities, the availability of feedstocks, and the marketability of the coal combustion products, building products, cleaned coal, catalysts, and the availability of tax credits, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future events and our future results that are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management.  Actual results may vary materially from such expectations.  Words such as “may,” “should,” “intends,” “plans,” “expects,” “anticipates,” “targets,” “goals,” “projects,” “believes,” “seeks,” “estimates,” “forecasts,” or variations of such words and similar expressions, or the negative of such terms, may help identify such forward-looking statements.  Any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances, are forward-looking. In addition to matters affecting the coal combustion products, building products, and energy industries or the economy generally, factors that could cause actual results to differ from expectations stated in forward-looking statements include, among others, the factors described in the caption entitled “Risk Factors” in Item 1A in Headwaters’ Annual Report on Form 10-K for the fiscal year ended September 30, 2011, Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses.

Although Headwaters believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that our results of operations will not be adversely affected by such factors.  Unless legally required, we undertake no obligation to revise or update any forward-looking statements for any reason.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Our internet address is www.headwaters.com. There we make available, free of charge, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.  Our reports can be accessed through the investor relations section of our web site.

###